EXHIBIT 99.2
                           MEMORANDUM OF UNDERSTANDING


             This Memorandum of Understanding is between Digital Radio, L.L.C. ("Digital Radio") and Nextel Communications, Inc. ("Nextel"), and is dated as of April 11, 1997.

I.       Current Status.

         A. Digital Radio has the right, pursuant to an Option Agreement dated as of July 28, 1995, to purchase up to 15 million shares of common stock of Nextel at an exercise price of $15.50 per share ("Option").

         B. The Option described above must be exercised on or before 6:00 p.m. New York local time, July 28, 1997.

         C. The total price for the Nextel shares to be acquired upon exercise of the Option, at the relevant exercise price of $15.50 per share, is $232,500,000.

II.      Option Exercise Transaction.

         A. Digital Radio commits to exercise its Option to purchase shares in Nextel from Nextel to the extent of a total purchase price of $232,500,000. Notwithstanding that Digital Radio's commitment shall be fixed as of the date of the comprehensive documentation contemplated by Section V hereof, closing of the Option exercise and transfer of funds shall occur on Monday, July 28, 1997 (the "Closing").

         B. In consideration of Digital Radio's early exercise commitment set forth in the foregoing paragraph A, Nextel will enter into a Contingent Equity Instrument ("CEI") and issue and deliver, in exchange for a cash payment of One Hundred Sixty-One Dollars ($161.00), such CEI to Digital Radio at the time of execution and delivery of the comprehensive documentation contemplated by
Section V hereof. The CEI will provide

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that it shall be  convertible,  at Digital  Radio's  election  at any time at or after the Option exercise and transfer of funds contemplated in the foregoing paragraph A until July 28, 1999, without the payment of any additional amount by Digital Radio, into a number of fully paid and non-assessable shares of Nextel common stock given by the formula shown on Annex A attached hereto.

         C. The purchase price for each share of Nextel common stock acquired pursuant to exercise of the Option at the Closing shall be $15.50, resulting in an issuance of 15,000,000 Nextel shares to, and the payment of an aggregate cash purchase price of $232,500,000 by, Digital Radio at the Closing.

         D. The transactions contemplated by this Section II shall be conditioned upon Nextel obtaining the required consents of the holders of each outstanding issue of Nextel's public notes (the "Notes") to amendments to the indentures governing the Notes (the "Indentures") that would permit Nextel to incur additional borrowings. Such amendments shall be on terms and conditions reasonably satisfactory to Digital Radio and shall allow Nextel (i) to incur debt evidenced by unsecured notes issued on or prior to December 31, 1997 for which Nextel will receive gross proceeds of up to $350 million, (ii) to incur additional debt in an aggregate amount up to two times the aggregate net proceeds received by Nextel from the issuance of certain qualifying equity securities (excluding the proceeds received in connection with the exercise by Digital Radio of the Option), and (iii) to incur certain additional categories of permitted debt in an aggregate amount of up to $2.5 billion.

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III.     Concurrent Undertakings

                  A. Digital Radio will agree to lend up to $50,000,000 to Nextel, in satisfaction of the related condition pertaining to the Tranche E Senior Secured Loans referred to in that certain Term Sheet for Debt Financing, dated as of March 26, 1997, between Nextel and Motorola, Inc. ("Motorola"), filed as Exhibit 10.37 to Nextel's Form 10-K Report for the Fiscal Year ended December 31, 1996 (the "Motorola Term Sheet"), under the following conditions (and any other conditions applicable to the Tranche E Senior Secured Loans referred to in the Motorola Term Sheet):

                  1. The loan facility will parallel the terms and conditions of the Motorola Tranche E Senior Secured Loan facility in the amount of $200,000,000;

                  2. Digital Radio will receive (on the date of the first dollar drawdown of such loan and regardless of the amount of the drawdown or the total drawdown) warrants to purchase 250,000 shares of Nextel common stock at an exercise price equal to the average of the closing prices for Nextel shares on the NASDAQ on each of the 20 days preceding the first dollar drawdown of the loan and with an expiration date five years from the date thereof in consideration of the financing;
                  3. Digital Radio debt will rank pari passu with the Motorola Tranche E Senior Secured debt;
                  4. Nextel will exercise its good faith, best efforts to locate an investor or investors to contribute at least an additional $400,000,000 of equity. The amount of the Digital Radio landing commitment is reduced by $20 for every $100 of equity raised by Nextel. For purposes of the first sentence of this subparagraph A.4., all equity proceeds received by Nextel upon issuance of its equity securities shall be counted toward such $400 million objective other than equity proceeds received in respect of exercises by (i)

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Digital  Radio of the options for an  aggregate  of 35 million  shares of Nextel common stock held by Digital Radio on the date hereof (the "Existing DR Options") and (ii) by Motorola or its assignees of the options for an aggregate of 3 million shares of Nextel Common Stock originally issued to Motorola in connection with the equipment purchase and financing arrangements between Nextel and Motorola entered in to in 1991 ("Motorola Options"). For purposes of this subparagraph A.4, all equity proceeds received from Digital Radio or any of its controlled or controlling affiliates, upon exercise of the Existing DR Options, and any equity proceeds received upon exercise of the Motorola Options from any controlling or controlled affiliates of Motorola, shall not be taken into account in reducing the lending commitment of Digital Radio hereunder.

                  5. No drawdown is permitted outside the commitment period applicable to the Motorola Tranche E Senior Secured Loans.

                  6. No Digital Radio financing is required unless prior to drawdown:

                  a. All bank financing under current $1.655 billion credit arrangement must be fully drawn down;

                  b. All debt under the current $345 million Vendor Financing Agreement must be fully drawn down;

                  c. Nextel must borrow an additional $250 million under the Amended Credit Agreement;

                  d. Motorola must provide an additional $50 million of financing under the Amended Vendor Financing Agreement;

                  e. Nextel must borrow all of Tranche D financing $200 million from Motorola;

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                  f.       Nextel must access capital markets for an additional
$250 million of high-yield debt;

                  g. All other terms and conditions will be consistent with the Motorola Tranche E loan.

                  7. The parties recognize that certain actions involving Digital Radio and/or its controlled or controlling affiliates (including without limitation, Digital Radio's designees to the Nextel Board, in their capacities as directors and as members of any Board Committee) may be required or contemplated to satisfy or bring about the satisfaction of certain conditions to the Motorola Tranche E Senior Secured Loan Financing and/or the related $50 million Digital Radio Financing. It is understood that, to the extent such conditions are not satisfied by reason of any action or failure to act on the part of Digital Radio or such controlling or controlled affiliates thereof, Digital Radio shall be deemed to have waived satisfaction of such conditions as they relate to Digital Radio's obligation to provide the $50 million of debt financing contemplated above.

IV. Additional Condition for Digital Radio Undertakings.

         The Lock-Up Period provided in Section 8.3(g) of the Securities Purchase Agreement shall terminate as of the Closing.

V.       Future Documentation.

         The parties hereto and their respective representatives and advisors will use their best efforts in good faith to prepare and finalize appropriate definitive documentation as soon as is practicable to implement the undertakings and related matters contemplated by this Memorandum of Understanding. Such definitive documentation shall be in all respects consistent with the terms and conditions set forth herein, shall contain representations and warranties as indicated in Section IV below and such other

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representations, warranties, covenants and other terms and conditions as are customary and appropriate for transactions of this type and otherwise shall be reasonably acceptable to each of the parties. The parties each shall use their respective best efforts in good faith to obtain all necessary governmental, judicial and third party consents required to implement any of the matters contemplated herein, and agree that such parties' mutual objective is enter into definitive documentation (subject to the matters discussed above) as soon as is practicable.

VI.      Representations and Warranties

         A. Nextel shall make reasonable representations and warranties as to the current status of its business and as to other matters reasonably requested by Digital Radio; no such representations and warranties (other than on "basic" matters, such as due incorporation, due authorization and execution of definitive documents, number and type of authorized shares of capital stock and the like) shall be "brought down" to Closing.

         B. Digital Radio shall make representations as to its authority and power, and such other representations as may reasonably be requested by Nextel.

         C. The final documentation shall provide that, assuming compliance with any relevant federal or state securities and antitrust laws, the option exercise commitment of Digital Radio set forth in Section I. hereof and the lending commitment of Digital Radio set forth in Section III.A. hereof (as to the latter, subject to the conditions set forth in the final documentation as contemplated in Section III.A.), shall be irrevocable and

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unconditional,  and  shall  not be  subject  to the need to seek or  obtain  any consent or approval of, or to make any notice to or filing with, any third party or any governmental agency, court or similar governmental or judicial body.

                             NEXTEL COMMUNICATIONS, INC.


                             By: /s/Steven Shindler
                             Its: Steven Shindler, Senior Vice President & CFO


                             DIGITAL RADIO, L.L.C.


                             By: /s/Dennis Weibling
                             Its: President

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                                                                    ANNEX A
                                                   [TO EARLY COMMITMENT MOU]


         The contingent Exercise Instrument ("CEI") shall be exchangeable for a number of shares of Nextel Common Stock ("N") determined in accordance with the following formula:

         (a)      if X is $14.00 or less, N equals 1,607,143 shares;

         (b)      if X is $15.50 or more, N equals zero shares; and

         (c) in any other case, N equals the number of shares resulting from the equation [D multiplied by 15,000,000], divided by X,

where X is the average closing price for a share of Nextel Common Stock on the NASD-National Market during the 20 trading days immediately preceding the date of the Closing, and D is the result of subtracting X from $15.50. By way of example, if X is $14.50, then N (determined in accordance with clause (c) above) would be 1,034,483 shares (rounded up to the nearest whole share) i.e., 1.00 times 15,000,000 = 15,000,000 DIVIDED BY 14.50 = 1,034,482.76